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                                                                    EXHIBIT 3.1B


                   CERTIFICATE OF AMENDMENT TO THE CERTIFICATE
                                OF INCORPORATION

                                       OF


                                 SERANOVA, INC.



To:   The Department of the Treasury
      State of New Jersey


      Pursuant to the provisions of Section 14A:7-2(2) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

      1. The name of the corporation is SeraNova, Inc.

      2. The following is a copy of a resolution duly adopted by the Board of Directors of the corporation on September 15, 2000, pursuant to authority conferred upon the said Board of Directors by the Certificate of Incorporation:

      RESOLVED, that the Board of Directors of the Corporation, pursuant to the authority expressly vested in it by the Certificate of Incorporation of the Corporation, does hereby provide for and authorize the issuance of a series of Preferred Stock of the Corporation, par value $ 0.01 per share, of the Corporation, to be designated the "6% Series A Convertible Preferred Stock" and does hereby fix and herein state the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as follows:

            Section a. Designation, Amount and Par Value. The series of preferred stock shall be designated as its 6% Series A Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 800 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $.01 per share and a stated value equal to the sum of $10,000 plus all accrued and unpaid dividends to the date of determination to the extent not previously paid in cash in accordance with the terms hereof (the "Stated Value").

            Section b.  Dividends.

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            (i) Holders shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6% per annum, payable on each Conversion Date (as defined herein) for such share, in cash or by accretion of the Stated Value. Subject to the terms and conditions herein, the decision whether to accrete dividends hereunder to the Stated Value or to pay for dividends in cash shall be at the discretion of the Company. The Company shall provide the Holders written notice of its intention to accrete dividends hereunder to the Stated Value or pay dividends in cash not less than ten days prior to each Conversion Date for so long as shares of Preferred Stock are outstanding (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Failure to timely provide such written notice shall be deemed (if permitted hereunder) an election by the Company to accrete dividends hereunder to the Stated Value. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 8), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends to be paid in cash hereunder that are not paid within three Trading Days (as defined in Section 8) following a Conversion Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the date such dividend is due hereunder through and including the date of payment).

            (ii) Notwithstanding anything to the contrary contained herein and subject to applicable legal requirements, the Company must pay dividends in cash if:

                  (1) the number of shares of Common Stock (as defined in Section 8) at the time authorized, unissued and unreserved for all purposes is insufficient to accrete such dividends to the Stated Value to permit conversion in full of all outstanding Stated Value;

                  (2) after the Dividend Effectiveness Date (as defined in
Section 8), Underlying Shares (as defined in Section 8) (x) are not registered for resale pursuant to an effective Underlying Shares Registration Statement (as defined in Section 8) and (y) may not be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act (as defined in Section 8), (if the Company is permitted and elects to pay dividends in shares of Common Stock under this clause (ii) prior to the Dividend Effectiveness Date and thereafter an Underlying Shares Registration Statement shall be declared effective by the Commission (as defined in Section 8), the Company shall, within three Trading Days after the date of such declaration of effectiveness, exchange such Underlying Shares for shares of Common Stock that are free of restrictive legends of any kind);



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                  (3) the Common Stock is not then listed or quoted on the
Nasdaq National Market (the "Nasdaq"), or on the New York Stock Exchange, American Stock Exchange or Nasdaq SmallCap Market (each, a "Subsequent Market"); or

                  (4) the accretion of such dividends to the Stated Value and subsequent conversions of all then outstanding Stated Value would result in a violation of Section 5(a)(iii) or the rules of the Nasdaq or any other rules and regulations governing any Subsequent Market on which the Common Stock is then listed or quoted for trading.

            (iii) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 8), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

            Section c. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the shares of the Preferred Stock then outstanding, i. alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, ii. authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, iii. amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, iv. increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.


            Section d. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of 50% or more of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 33% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies into one or more companies not wholly-owned by the Company shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company
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shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

            Section e.  Conversion.

            i.(i) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section (a)(iii)) at the Conversion Ratio (as defined in Section 8), at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Exhibit A (a "Holder Conversion Notice"). Each Holder Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "Holder Conversion Date"). The number of shares of Preferred Stock shown as owned by the Holder prior to and giving effect to a conversion shall control absent manifest or mathematical error. If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that such Holder Conversion Notice is deemed delivered hereunder. To effect conversions of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Company unless all of the shares of Preferred Stock represented thereby are so converted.

                  (ii) Conversion At Option of the Company. If at any time after the Effective Date, the Closing Price for 20 consecutive Trading Days exceeds 130% of Conversion Price on the Original Issue Date (subject to equitable adjustment for stock splits, recombinations and similar events pursuant to
Section 4(c)(ii)), the Company may require the Holder to convert all or any portion of the Preferred Stock (subject to the limitations set forth in Section 5(a)(iii)) at the Conversion Ratio. provided, that the Company shall not be permitted to deliver a Company Conversion Notice (as defined below) at any time when the Underlying Securities Registration Statement is not then effective or shares of Common Stock are not actively traded on the Nasdaq National Market ("NASDAQ") or listed or quoted for trading on the New York Stock Exchange, American Stock Exchange or Nasdaq SmallCap Market (each, a "Subsequent Market") and provided further that the Closing Price must equal or exceed the price required pursuant to this sentence on the Company Conversion Date. The Company shall effect such conversion by delivering to the Holder a written notice in the form attached hereto as Exhibit B (the "Company Conversion Notice"), which Company Conversion Notice, once given, shall be irrevocable. Each Company Conversion Notice shall specify the number of shares of Preferred Stock to be converted. The date of delivery of the Company Conversion Notice is referred to herein as the "Company Conversion Date". A Holder Conversion Notice and a Company Conversion Notice may sometimes be referred to as a "Conversion Notice". A Holder Conversion Date and a Company Conversion Date may sometimes be referred to as a "Conversion Date".


                  (iii) Certain Conversion Restrictions.
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                  (A) A Holder may not convert or be required to convert shares of Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 8) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section 5(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.



                  (B) A Holder may not convert or be required to convert shares of Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own,

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would result in the issuance in excess of the permitted amount hereunder, the
Company shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section 5(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.


                  (C) If the Common Stock is then listed for trading on the Nasdaq or the Nasdaq SmallCap Market and the Company has not obtained the Shareholder Approval (as defined below), then the Company may not issue in excess of 3,492,001.9 shares of Common Stock (which equals 19.999% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding the Original Closing Date) upon conversions of Preferred Stock and exercise of Redemption Warrants and Closing Warrants (each as defined in the Purchase Agreement), in either case, at a price per share that is less than the Per Share Market Value on the Trading Day immediately preceding the Original Issue Date (such number of shares, the "Issuable Maximum"). Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing
(x) the number of shares of Preferred Stock issued and sold to such Holder on the Original Issue Date by (y) the number of shares of Preferred Stock issued and sold by the Company on the Original Issue Date. If any Holder shall no longer hold shares of Preferred Stock, then such Holder's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Holders. If on any Conversion Date (A) the shares of Common Stock are listed for trading on the Nasdaq or Nasdaq SmallCap Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding shares of Preferred Stock and exercise in full of the Redemption Warrants and Closing Warrants, together with any shares of Common Stock previously issued upon conversion of shares of Preferred Stock and exercise in full of the Redemption Warrants and Closing Warrants would exceed the Issuable Maximum, and (C) the Company shall not have previously obtained the vote of shareholders (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of the Nasdaq (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof, then the Company shall issue to the Holder requesting a conversion a number of shares of Common Stock equal to such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum and, with respect to the remainder of the aggregate Stated Value of the shares of Preferred Stock then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum (the "Excess Stated Value"), the converting Holder shall have the option to require the Company to either: (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request, or (2) pay cash to the converting Holder in an amount equal to the Mandatory Redemption Amount (as defined in Section 8) for the Excess Stated Value. If the converting Holder shall have elected the first option pursuant to the immediately preceding sentence and the Company shall have failed

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to obtain the Shareholder Approval on or prior to the 60th day after such request, then within three (3) days of such 60th day, the Company shall pay cash to the converting Holder an amount equal to the Mandatory Redemption Amount for the Excess Stated Value. If the Company fails to pay the Mandatory Redemption Amount in full pursuant to this Section within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum or such lesser maximum amount that is permitted to be paid by applicable law, to the converting Holder, accruing daily from the Conversion Date until such amount, plus all such interest thereon, is paid in full. The Company and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversions of Preferred Stock shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

            ii.(i) Not later than five Trading Days after each Conversion Date, the Company will deliver to the Holder (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). The Company shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

                  (ii) If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the fifth Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each Trading Day after such fifth Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.


                  (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the fifth Trading Day after the Conversion Date, and if after such fifth Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares (with respect to which the Holder was unable to utilize borrowed shares for such purpose due to the inability or unwillingness of the broker of such Holder to loan such shares to such Holder) which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Company shall (A) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased

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exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the shares of Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under Section 5(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

            iii.(1) The conversion price for each share of Preferred Stock in effect on any Conversion Date shall be $7.00 (the "Conversion Price").

                  (2) If the Company, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.


                  (3) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights, warrants or options to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, warrants or options, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right, warrant or option to purchase shares of Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(c)(iii), if any such right, warrant or option shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration shall be recomputed and effective immediately upon such expiration shall be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 upon the issuance of other rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, warrants, or options been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, warrants or options actually exercised.


                  (4) If the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while any shares of Preferred Stock are outstanding, shall issue shares of Common Stock or rights, warrants (including the issuance of shares of Common Stock upon exercise of warrants issued to the Purchasers under the Purchase Agreement), options or other securities or debt that is convertible into or exchangeable for shares of Common Stock ("Common Stock Equivalents") entitling any Person to acquire shares of Common Stock, at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, at the option of the Holder, the Conversion Price shall be replaced with the conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) for all subsequent conversions of Preferred Stock or such conversions as shall be indicated by the Holder on its Conversion Notice. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, of the issuance of such Common Stock or Common Stock Equivalent (or of such agent pursuant to which such Common Stock or Common Stock Equivalent may be issued, indicating therein the applicable issuance price, or of applicable reset price, exchange price, exercise price, conversion price and other pricing terms. Notwithstanding to the contrary anything herein, this Section shall not apply to: (i) issuance of options and warrants to employees, officers and directors of the Company, and the issuance of Common Stock upon exercise of such options and warrants granted under any stock option agreements and stock option plans heretofore issued or adopted by the Company and any stock option plan hereinafter duly adopted by the Company, (ii) issuance of Common Stock or Common Stock Equivalents as part payment of the purchase price in (A) the acquisition of assets or a business by the Company or (B) in connection with the acquisition of goods or a license by the Company and (iii) as royalty payments in connection with or under a firm underwritten primary offering of the Company's stock in which the full purchase price is paid upon the first closing thereof (which shall not include equity lines of credit or any similar financing structure).

                  (5) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii)-(iv) above), then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (6) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                  (7) Whenever the Conversion Price is adjusted pursuant to
Section 5(c)(ii),(iii), (iv) or (v) the Company shall promptly mail to each Holder, a notice setting forth the Fixed Conversion Price or the Conversion Price (as applicable) after such adjustment and setting forth a brief statement of the facts requiring such adjustment.


                  (8) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

                  (9) In case of any merger or consolidation of the Company with or into another Person, or sale by the Company of more than one-half of the assets of the Company (on an as valued basis) in one or a series of related transactions, a Holder shall have the right thereafter to: (A) convert its shares of Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled or (B) in the case of a merger or consolidation, require the Company to pay to the Holder, in cash,120% of the Stated Value of the shares of Preferred Stock then held by such Holder. The terms of any such merger, sale or consolidation shall include such terms so as continue to give the Holders the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events. The rights set forth in this Section 5(c)(ix) shall not alter the rights of a Holder set forth in
Section 7, provided, that, a Holder may only exercise the rights set forth in this Section 5(c)(ix) or the rights set forth in Section 7 with respect to a single event giving rise to such rights.


                  (10) If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall notify the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

            iv. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

            v. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Company shall pay an amount in cash equal to the Conversion Ratio multiplied by such fraction.

            vi. The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

            vii. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.


            viii. Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed to 499 Thornall Street, Edison, New Jersey 08837 Facsimile No.:
732-362-2123, attention Chief Financial Officer, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

      Section f.  Optional Redemption.

            i. The Company shall have the right, subject to the provisions of this Section 6, upon a 30 Trading Day prior written notice (an "Optional Redemption Notice" and the date such Optional Redemption Notice is received by a Holder, an "Optional Redemption Date") to the

Holders, to redeem all or any portion of the shares of Preferred Stock which have not previously been redeemed or for which Conversion Notices shall not have been delivered, at a price equal to the Optional Redemption Price (as defined in Section 8). The Company may only deliver an Optional Redemption Notice if: (1) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is sufficient to satisfy the Company's conversion obligations of all shares of Preferred Stock then outstanding, (2) the Underlying Shares then outstanding are registered for resale pursuant to an effective Underlying Shares Registration Statement pursuant to which the Holders are permitted to sell Underlying Shares or the Underlying Shares may be resold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, and (3) the Common Stock is listed for trading on the Nasdaq or on a Subsequent Market. In order for an Optional Redemption Notice to remain in effect subsequent to the Optional Redemption Date, each of clauses (i) - (iii) of the immediately preceding sentence must be true during the entire 30 Trading Days between the Optional Redemption Date and the date of payment of the Optional Redemption Price. The entire Optional Redemption Price shall be paid in cash. A Holder may convert (and the Company shall honor such conversions in accordance with the terms hereof) any or all of the shares of Preferred Stock subject to an Optional Redemption Notice delivered for conversion on or prior to the 30th Trading Day following the Optional Redemption Date.


            ii. Failure by the Company to pay any portion of the Optional Redemption Price on the 30th Trading Day following an Optional Redemption Date shall, at the option of the Holder subject thereto, result in the invalidation ab initio of the unpaid portion of such optional redemption, and, notwithstanding anything herein to the contrary, the Company shall thereafter have no further rights to optionally redeem any shares of Preferred Stock. In such event, the Company shall, at the option of the Holder, either, (i) not later than three Trading Days from receipt of Holder's request for such election, return to the Holder all of the shares of Preferred Stock for which such Optional Redemption Price has not been paid in full (the "Unpaid Redemption Shares") or (ii) convert all or any portion of the Unpaid Redemption Shares in which event the Per Share Market Value for such shares shall be the lower of the Per Share Market Value calculated on the date the Optional Redemption Price was originally due and the Per Share Market Value as of the Holder's written demand for conversion. If the Holder elects option (ii) above, the Company shall within three Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto.

            Section g.  Redemption Upon Triggering  Events.

            (a) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Company to redeem all or a portion of the Preferred Stock and such shares of Common Stock as described below then held by such Holder for a redemption price, in cash, equal to the sum of (i) the Mandatory Redemption Amount plus (ii) the product of (A) the number of Underlying Shares issued in respect of conversions of shares of Preferred Stock hereunder within thirty Trading Days of the Holder's demand for redemption pursuant to this Section

6, and then held by the Holder and (B) the Closing Price on the date such redemption is demanded or the date the redemption price hereunder is paid in full, whichever is greater (such sum, the "Redemption Price"). The Redemption Price shall be due and payable within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder. If the Company fails to pay the Redemption Price hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Company will pay interest thereon at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from such date until the Redemption Price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof.

            A "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                  (i) the failure of an Underlying Shares Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date;


                  (ii) if, during the Effectiveness Period, the effectiveness of the Underlying Shares Registration Statement lapses for any reason for more than an aggregate of twenty Trading Days (which need not be consecutive Trading
Days), or the Holder shall not be permitted to resell Registrable Securities under the Underlying Shares Registration Statement for more than an aggregate of twenty Trading Days (which need not be consecutive Trading Days);

                  (iii) the Company shall fail for any reason to deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the tenth Trading Days after the Conversion Date or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

                  (iv) the Company shall be a party to any Change of Control Transaction, shall agree to sell (in one or a series of related transactions) more than 33% of its assets or shall redeem more than a de minimis number of Common Stock or other Junior Securities (other than redemptions of Underlying Shares);

                  (v) an Event (as defined in the Registration Rights Agreement) shall not have been cured to the satisfaction of the Holders prior to the expiration of 60 days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of an Underlying Shares Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date, which shall be covered by Section 6(a)(i));

                  (vi) the Company shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within twenty-one days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of an Event within twenty-one days of the date due;

                  (vii) the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder; or

                  (viii) the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents (as defined in Section 8) that may result in a Material Adverse Effect (as defined in the Purchase Agreement), and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been remedied within ten Business Days after the date on which written notice of such failure or breach shall have been given.


            Section h. Definitions. For the purposes hereof, the following terms shall have the following meanings:

            "Change of Control Transaction" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company, consolidation or sale of 33% or more of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

            "Closing Price" means on any particular date (a) the closing sale price per share of Common Stock on such date on the Nasdaq or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing sale price on the Nasdaq or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the Nasdaq or a Subsequent Market, the closing sale price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of the Preferred Stock.

            "Commission" means the Securities and Exchange Commission.

            "Common Stock" means the Company's common stock, par value $.01 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

            "Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value (or Excess Stated Value, as the case may be) and the denominator of which is the Conversion Price at such time.


            "Dividend Effectiveness Date" means the earlier to occur of (x) the Effectiveness Date (as defined in the Registration Rights Agreement) and (y) the Effective Date.

            "Effective Date" means the date that the Underlying Shares Registration Statement is declared effective by the Commission.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Company other than those securities that are outstanding on the Original Issue Date and which are explicitly senior in rights or liquidation preference to the Preferred Stock.

            "Mandatory Redemption Amount" for each share of Preferred Stock means the sum of (i) the greater of (A) 120% of the Stated Value and (B) the product of (a) the Closing Price on the Trading Day immediately preceding (x) the date of the Triggering Event or the Conversion Date, as the case may be, or
(y) the date of payment in full by the Company of the applicable redemption price, whichever is greater, and (b) the Conversion Ratio calculated on the date of the Triggering Event, or the Conversion Date, as the case may be, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such share of Preferred Stock.

            "Optional Redemption Price" shall be sum of (i) 105% of the Stated Value of the shares of Preferred Stock to be redeemed pursuant to Section 6 and
(ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Preferred Stock.

            "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

            "Per Share Market Value" means on any particular date (a) the closing bid price per share of Common Stock on such date on the Nasdaq or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the Nasdaq or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the Nasdaq or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of the Preferred Stock.


            "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

            "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Trading Day" means (a) a day on which the shares of Common Stock are traded on the Nasdaq or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on the Nasdaq or a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

            "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

            "Underlying Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

            "Underlying Shares Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Underlying Shares by the Holder, who shall be named as a "selling stockholder" thereunder.

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of 6% Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $.01 per share (the "Common Stock"), of SeraNova, Inc., a New Jersey corporation (the "Company"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.



Conversion calculations:   Date to Effect Conversion

                           -----------------------------------------------------
                           Number of shares of Preferred Stock owned prior to
                           Conversion

                           -----------------------------------------------------
                           Number of shares of Preferred Stock to be Converted

                           -----------------------------------------------------
                           Stated Value of shares of Preferred Stock to be
                           Converted

                           -----------------------------------------------------
                           Number of shares of Common Stock to be Issued

                           -----------------------------------------------------
                           Applicable Conversion Price

                           -----------------------------------------------------
                           Number of shares of Preferred Stock subsequent to
                           Conversion

                           -----------------------------------------------------
                           Signature

                           -----------------------------------------------------
                           Name

                           -----------------------------------------------------
                           Address



                                          3    The Certificate of Incorporation
of the corporation is hereby amended so that the designation and number of each class and series acted upon in the aforesaid resolution, and the relative rights, preferences and limitations of each such class and series, are as stated in the aforesaid resolution.

Dated this 26th day of September, 2000.


SeraNova, Inc.

By: /s/ Ravi Singh
   ------------------------------
      (Signature)

Name: Ravi Singh

Title: Executive Vice President and Chief Financial Officer